Exhibit 99.1

Date:	November 3, 2003
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation

Announces Revised Third Quarter Financial Results for 2003

LOS ALAMOS, N.M., November 3, 2003 — Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”) and Title Guaranty & Insurance Company, today announced strong earnings for the third quarter of 2003.  Unaudited net income for the quarter ended September 30, 2003 totaled $5.8 million, or $0.87 diluted earnings per share, compared to $2.7 million, or $0.41 diluted earnings per share, for the same period in 2002, an increase of 114.8% in net income and an increase of 112.2% in diluted earnings per share.  Trinity’s unaudited net income for the first nine months of 2003 totaled $12.2 million, or $1.81 diluted earnings per share, compared to $7.2 million, or $1.08 diluted earnings per share, for the first nine months of 2002, an increase of 69.4% in net income and an increase of 67.6% in diluted earnings per share.  Approximately $4.5 million of the net income for the first nine months of 2003 was due to a large increase in income related to mortgage loan servicing and gains on the sale of loans, each a result from the high number of refinancings of mortgage loans due to the low interest rate environment.  It is not expected that the level of income resulting from the refinancing of mortgage loans will continue in the future.

Additionally, Trinity’s total assets surpassed the $1 billion milestone during the third quarter, and were $1.07 billion at September 30, 2003, compared to $911.9 million at December 31, 2002.  Unaudited annualized return on average assets for the first nine months of 2003 was 1.69% and unaudited asset growth for the first nine months of 2003 was 17.34%. Trinity’s unaudited annualized return on equity for the first nine months of 2003 was 25.91%.

Trinity also indicated that while these results are in line with or surpass the preliminary estimates previously announced at the annual meeting of stockholders on October 1, 2003 and on a press release dated October 7, 2003, these results differ from those previously reported.

Trinity is a bank holding company with approximately 300 employees.  LANB recently celebrated its 40th anniversary of operation, and offers financial services at its main office in Los Alamos, an office in White Rock and an office in Santa Fe.  An additional office is currently under construction in Santa Fe and is expected to open in 2004.  LANB also operates a network of 27 automatic teller machines throughout northern New Mexico.  Title Guaranty & Insurance Company offers its services from its office in Los Alamos.

This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.